EXHIBIT 99.1

FOR IMMEDIATE RELEASE     2004-21

CELLSTAR PROVIDES UPDATE ON ASIA PACIFIC OPERATIONS

•	Expects third quarter revenues of $76.0 million in Asia Pacific, down 52% from second quarter 2004

•	Expects third quarter operating losses of $7.0 to $8.0 million in Asia Pacific, excluding IPO and exit charges

•	Decides not to proceed with IPO at this time

•	Explores local ownership in distribution channel

•	Exits Singapore and The Philippines

CARROLLTON, TEXAS – September 20, 2004 – CellStar Corporation (NASDAQ:CLST) today announced that revenues for its Asia Pacific operations for the third quarter are estimated to be $76.0 million, down 52% compared to the second quarter of 2004, and preliminary estimates indicate that third quarter operating losses for the Asia Pacific region will be in the $7.0 million to $8.0 million range, excluding IPO and exit charges. The projected operating losses for the third quarter are preliminary estimates only, and the actual results may differ.

Since the second quarter of this year, the Company’s business in the People’s Republic of China (PRC) has been negatively impacted by changes in the economic environment as well as structural changes in the handset industry. The Company expects these changes to continue to negatively impact its financial results during fourth quarter of this year.

The Company further announced that it will not proceed with the previously announced initial public offering (IPO) of its Greater China operations, due to the negative impact of these changes on its revenues and profits. As a result, the Company will record a $2.0 million charge in the third quarter for expenses incurred in connection with the Asia IPO.

CellStar originally announced its plan to pursue the Asia IPO in March 2003. During the second and third quarters of 2003, however, the spread of severe acute syndrome (SARS) negatively impacted the business environment and financial markets in Hong Kong and China, resulting, in a delay of the IPO. Based on the advice of the Company’s investment bankers, UBS Warburg, the Company decided to proceed with the IPO earlier this year targeting a summer 2004 completion date. Due to delays in the process of listing the stock on the Stock Exchange of Hong Kong and an unfavorable financial market in Hong Kong, UBS advised the Company to delay the IPO until the fall of 2004. However, towards the end of the second quarter of this year, the noticeable shifts in the economic landscape and handset industry prompted the Company’s decision not to proceed with the Asia IPO at this time.

OPERATING ENVIRONMENT IN CHINA

During the past twelve to fourteen months, China’s economy has grown at an accelerated rate, causing the Chinese government to take steps to cool down the rapid growth. A recent Chinese news article speculated that the country could experience its first interest rate increase in nine years. During the second quarter of this year, the Chinese government implemented tighter credit controls, impacting consumer sentiment in the market place and resulting in inventory build across most channels. Current excess inventory levels are reported to be greater than they were during the outbreak of SARS in 2003, with some estimates as high as 40 million excess handsets.

Also, during this period, one of the Company’s largest suppliers in China lowered its handset prices in an effort to boost its declining market share. Several other suppliers responded by also lowering their prices.

In addition to these economic changes, China’s handset market has recently undergone certain structural changes. The growth rate of handset sales in major cities is slowing down as penetration rates increase. Therefore, new growth will have to come from smaller cities and rural areas surrounding the major cities. In an effort to boost new growth, carriers have begun to subsidize handsets. This is a dramatic shift in the role of the carrier in China as they have not historically subsidized handsets. As the competition in the handset industry intensifies, many manufacturers have begun to explore shipping large volumes directly to retailers, in particular large scale superstores and provincial distributors. This shift in strategy will move the manufacturers closer to the end user, thereby reducing the layers of distribution and limiting their use of national distributors.

NEW STRATEGY

In spite of these recent developments, the Company continues to believe that there is still enormous growth opportunity in China and is currently restructuring its business model to reflect the new operating environment in the region. Historically, the operation in China has operated as a national distributor with a distribution channel of approximately 73 local distributors, representing approximately 17,000 points of sale. The Company has cooperative agreements with several of these distributors that allow them to establish wholesale and retail operations using CellStar’s trademarks. Under the terms of these agreements, CellStar provides services, sales support, training and promotional materials in exchange for an agreement to purchase only from CellStar those products sold by CellStar. Given the recent shift in the industry, the Company believes that an investment in the distribution channel in China will allow it to participate in the retail and wholesale activities of several of its largest customers.

The Company is pursuing this strategy primarily to shift a portion of its handset business to the retail sector in order to reduce the layers of distribution and improve profits. Currently CellStar provides approximately 45% of the total product sold by eight of its largest distributors. The new strategy will allow the Company to not only continue to participate in the wholesale sales to these customers, but also participate in the retail portion of their business, which typically has higher margins.

As a result of the investment, the Company believes that it can provide its customers with resources and finances that they are currently lacking, as well as the national recognition and backing that the CellStar brand has obtained in China. The Company also believes that the investment will elevate its retail presence in China and allow it to build stronger relationships with the carriers as they are becoming a dominant player in the handset industry. The investment will also facilitate the Company’s growth outside major cities, and as manufacturers in the PRC shift to more direct to retail models, allow the Company to remain key to the new distribution model that is emerging in the country.

“We have always believed that an ownership position in the distribution channel, especially on the retail front, was a key factor to our continued success in the region,” said executive chairman, Terry Parker. “However, this was not possible until China began to relax the prohibition on foreign participation in the wholesale and retail sectors this year in accordance with its commitment to participate in the World Trade Organization (“WTO”).”

Historically, laws and regulations in China have prohibited foreign companies from operating as a wholesaler or a retailer in the domestic China market. As a result, CellStar’s trading activities are currently carried out in a bonded zone, which owns the requisite government licenses to conduct trading activities between enterprises located within and outside of that zone. The Company’s trading activities in the bonded zone inevitably limits its ability to explore the full market potential of the distribution business in China.

As a result of China’s participation in the WTO, many of the restrictions on wholesale, retail and franchise activities will be lifted by the end of the year, allowing the Company to pursue in-country ownership positions. Effective June 1, 2004, foreign investors can set up joint ventures with a majority control interest in the distribution sector including wholesale, retail and import/export. Effective December 1, 2004, foreign investors can set up wholly owned subsidiaries to operate wholesale, retail and import/export business.

“We have had a long and very successful relationship with the distribution channel in Asia and the new regulations will allow us to solidify our partnership going forward,” said CEO, Robert Kaiser. “In order to capitalize on the brand recognition that we have built in China, we are actively pursuing joint ventures with key local distributors in each of the regions and expect to finalize the agreements in the near future.”

The asset based investments will most likely be joint ventures in which the Company will have a majority holding. Each of the key distributors currently has a significant retail presence in China. The investment will be a phased approach over a two year period. Successful completion of certain operating milestones will be required to proceed to the next investment phase to ensure that the strategy is working. The due diligence and approval process on the first phase is expected to be completed by the end of the year. The Company plans to have one or two joint ventures in each of the four regions in the PRC by the end of 2005. The transactions are subject to due diligence and approval by the PRC authorities, the Boards of Directors of each participating company and approval by the Company’s lender. Therefore, there can be no assurance that these investments will take place. However, the Company is committed to the new strategy and plans to move as quickly as possible.

The Company also plans to exit its operations in Singapore and The Philippines. These operations have been unprofitable for the last several quarters and were not included in the proposed IPO. As a result of exiting these operations, the Company will record approximately $4.0 million book loss during the third quarter. The Company is currently exploring potential growth opportunities in the operation in Taiwan and plans to keep it in the Asia portfolio at this time.

The Company has scheduled a Conference Call to further discuss this new strategic direction for its Asia Pacific region on Wednesday, September 22, 2004 at 8:30 a.m. central time.

CONFERENCE CALL – WEDNESDAY, September 22, 2004

9:30 a.m. EASTERN 7:30 a.m. MOUNTAIN

8:30 a.m. CENTRAL 6:30 a.m. PACIFIC

To participate in the call, please dial: 877-381-5128 – Domestic

Please plan on calling the conference center at least 10 minutes before start time to avoid last minute congestion that may cause you to miss some of the prepared remarks at the beginning of the call. The actual conference call will last approximately 1 hour. Members of the media are again invited to listen to the live conference. Questions, however, will be taken only from members of the investment community.

Investors will have the opportunity to listen to the conference call via the link on CellStar’s Investor Relations web site, and over the Internet through PR Newswire at http://phx.corporate-ir.net/playerlink.zhtml?c=84941&s=wm&e=944740. This call will also be directly available from the Bloomberg Professional Service, www.bloomberg.com and over the First Call Network. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available for 30 days after the conclusion of the call through the CellStar Investor Relations web site or through PR Newswire. Replay will also be available one hour after the conclusion of the call until 6:00 p.m. on Wednesday, September 29th by dialing 800-642-1687 (Domestic) and entering the reservation number 255837.

About CellStar Corporation

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in Asia-Pacific, North America and Latin America. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. In many of its markets, CellStar provides activation services that generate new subscribers for its wireless carrier customers. For the year ended November 30, 2003, the Company generated revenues of $1.8 billion. Additional information about CellStar may be found on its website at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company’s ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, the financial health of its largest customers, its ability to improve its operating margins, secure adequate financial resources, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and throughout the countries in which the Company does business and other risk factors, are discussed in the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, which are on file with the SEC. Any combination of these risk factors could cause CellStar’s actual results to vary materially from anticipated results or other expectations expressed in the Company’s forward-looking statements.

Contact: Sherrian Gunn – 972-466-5031

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